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                                                                     Exhibit 21

                            FOREST OIL CORPORATION
                    List of Subsidiaries of the Registrant



   Name of Subsidiary              Jurisdiction in Which Organized
-------------------------          -------------------------------
Saxon Petroleum Inc.               Alberta

Canadian Forest Oil, Ltd.          Alberta